Prime Group Realty Trust Reports First Quarter 2003 Earnings

    CHICAGO--May 13, 2003--Prime Group Realty Trust (NYSE:PGE):

    First Quarter 2003 Highlights

    GAAP earnings per diluted share for the first quarter of 2003 were $0.80, an increase of $2.16 from a loss of $1.36 per diluted share for the first quarter of 2002. The first quarter of 2003 includes lease termination fee income of $29.7 million, an increase of $29.0 million or $1.85 per diluted share.
    Funds from Operations ("FFO") for the first quarter of 2003 totaled $1.21 per diluted share, as compared to $0.24 per diluted share for the first quarter of 2002.
    The Company realized a "same-store" increase in GAAP operating income of 190.5% and a "same-store" decrease in net operating income of 11.0% for the 9.4 million square feet of office and industrial properties that were owned during both the 2002 and 2003 first quarters.
    During the quarter, the Company signed 11 new office leases totaling 86,171 square feet, expanded three office leases totaling 6,634 square feet, renewed 18 office leases totaling 100,022 square feet and renewed one industrial lease for 20,074 square feet. Subsequent to quarter end, the Company executed 137,296 square feet of new, expansion and renewal office leases.
    The Company negotiated and received $33.5 million of lease termination fees from Arthur Andersen, LLP in January and February 2003 relating to its space at 33 West Monroe Street and One IBM Plaza. After deducting outstanding receivables (including deferred rent receivable), the Company recognized $29.7 million of lease termination fee income in the first quarter of 2003.
    Ray H. D'Ardenne and Daniel A. Lupiani were elected to the Company's Board as independent Trustees.

    The Company executed several capital transactions during the quarter including:

    -- A $195.0 million senior loan refinancing the first mortgage and mezzanine loans secured by One IBM Plaza;

    -- A $75.0 million mezzanine loan refinancing the mezzanine loan on Bank One Corporate Center;

    -- The acquisition of its former partner's interest in Bank One Corporate Center;

    --  The repayment of $11.5 million of the Security Capital
        Preferred Growth indebtedness; and

    -- An extension of the maturity date of two loans totaling $32.5 million until November 15, 2004.

    The strategic alternatives process continues as Merrill Lynch and Wachovia Securities evaluate various options.

    Prime Group Realty Trust (NYSE:PGE) (the "Company") announced earnings today for the quarter ended March 31, 2003. GAAP net income available to common shareholders was $12.6 million. GAAP earnings per diluted share for the first quarter of 2003 were $0.80, as compared to the loss of $1.36 per diluted share reported in the first quarter of 2002. The increase of $2.16 per diluted share from the first quarter of 2002 resulted primarily from an increase in lease termination fee income of $29.0 million or $1.85 per diluted share, a decrease in the provision for impairment of $5.2 million or $0.33 per diluted share, and an increase in discontinued operations of $19.4 million or $1.23 per diluted share (which includes a 2002 provision for impairment of $33.6 million). These items were partially offset by an increase in interest expense and amortization of deferred financing costs of $7.5 million or $0.48 per diluted share, and an increase in minority interests of $11.9 million or $0.76 per diluted share. Lease termination fee income for the first quarter of 2003 included fees associated with the leases terminated with Arthur Andersen LLP ("Andersen") of $29.7 million or $1.89 per diluted share.
    FFO for the first quarter of 2003 totaled $1.21 per diluted share, as compared to $0.24 per diluted share for the first quarter of 2002. Funds from operations for the first quarter of 2003, excluding non-operating charges and discontinued operations, ("Operating FFO") totaled $1.15 per diluted share, as compared to the $0.29 per diluted share for the first quarter of 2002. FFO and Operating FFO increased primarily as a result of an increase in lease termination fee income to $1.11 per diluted share from $0.02 per diluted share and a decrease in income allocated to the Series A preferred shareholder of $0.03 per diluted share (as the shares have been repurchased), which was partially offset by an increase in interest expense (see discussion below) and amortization of deferred financing costs of $0.28 per diluted share. In addition, FFO increased $0.19 per diluted share due to a provision for impairment in the first quarter of 2002 and decreased $2.8 million or $0.10 per diluted share due to a decrease in the results of discontinued operations from the first quarter of 2002 to the first quarter of 2003.
    For the purposes of computing FFO and Operating FFO per diluted share, the Company included outstanding common shares and common units in its operating partnership in arriving at weighted average shares of beneficial interest. Funds from Operations and Operating Funds from Operations are non-GAAP financial measures. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to both Funds from Operations and Operating FFO and has included a reconciliation of these measures to GAAP net income (loss) with this press release.
    As Bank One Corporate Center ("BOCC") is not fully-stabilized, its positive impact upon earnings will not be fully realized until stabilization occurs. The Company estimates that annual GAAP net income that will be generated by BOCC at stabilization will be $0.8 million. This estimate assumes lease-up of the property to 96.7% occupancy at an average projected gross rental rate of $41.84 per square foot. Using the same assumptions, and excluding the effects of annual depreciation and amortization of $16.3 million, and a minority interest effect of $0.5 million, the Company estimates Funds from Operations from this property of $17.6 million at stabilization.
    On a related note, the increase in interest expense for the first quarter 2003 was principally due to a decrease in capitalized interest from $6.6 million for the first quarter of 2002 to $2.0 million for the first quarter of 2003; an increase of $2.1 million due to interest on the Company's debt obligation with Security Capital Preferred Growth ("SCPG"); and fees associated with the retirement of refinanced debt of $1.0 million. These increases were partially offset by a decrease in LIBOR rates for the Company's variable rate indebtedness. In addition, amortization of deferred financing fees increased by $0.9 million principally as a result of reduced capitalization of these costs. As the Company has placed BOCC in service, it now only capitalizes interest and amortization of deferred financing costs on those qualified expenditures associated with the percentage of the property which is vacant.
    Revenue for the first quarter was $73.3 million, a 75.4% increase over first quarter 2002 revenue of $41.8 million. A large portion of the revenue increase for the quarter was due to an increase in lease termination fee income relating to Arthur Andersen LLP. Exclusive of lease termination fee income in both periods, revenue for the first quarter was $43.6 million, a 6.1% increase over first quarter 2002 revenue of $41.1 million.
    "Same-store" operating income represents GAAP operating income from properties owned by the Company for the entire quarter for both of the quarters being compared. The Company realized an increase in same-store operating income of $25.4 million or 190.5%. Same-store operating income increased by 212.1% for the office portfolio and decreased by 32.1% for the industrial portfolio. The increase in same-store operating income was due to lease termination fee income as a result of Andersen's leases, partially offset by a decrease in February and March 2003 rental revenue from the Company's 33 West Monroe Street and IBM Plaza properties as a result of these lease terminations.
    The Company realized a decline in same-store "net operating income" of $2.0 million or 11.0% for the 9.4 million square feet of office and industrial space properties owned during both the first quarter of 2003 and 2002. Same-store net operating income declined by 11.6% for the office portfolio and 6.3% for the industrial portfolio. The decrease in same-store net operating income was principally due to the termination of Andersen's lease and the resulting significant decrease in February and March 2003 rental revenue from the Company's 33 West Monroe Street property. Same-store net operating income is a non-GAAP financial measure.
    In arriving at same-store net operating income, the Company has excluded lease termination fee income, depreciation and amortization, the effects of straight-line rent and corporate charges from operating income. The Company believes exclusion of these items provides investors a meaningful comparison of income generated by the Company's properties from quarter to quarter. A schedule has been included with this press release which reconciles same-store net operating income to GAAP operating income, the most directly comparable GAAP measure.

    Portfolio Occupancy Update

    In the first quarter 2003, the Company signed 11 new office leases totaling 86,171 rentable square feet and three lease expansions totaling 6,634 square feet. In addition, 18 office leases totaling 100,022 rentable square feet and one industrial lease for 20,074 square feet were renewed during the quarter at net rental rates which averaged 17.0% higher than prior net rents in place.
    Subsequent to the end of the first quarter, the Company entered into leases for 137,296 square feet of new, expansion and renewal office leases. This includes a lease for 21,138 square feet which is subject to lender approval. In addition, the Company executed a sublease for 4,942 square feet at One North Wacker Drive related to the Company's lease reimbursement obligation under its lease with Citadel Investment Group LLC.
    During the quarter, the Company's overall portfolio occupancy decreased to 79.0% from 89.4% principally due to the termination of Andersen's leases at 33 West Monroe Street and One IBM Plaza and the addition of BOCC to the first quarter of 2003 statistics. Office portfolio occupancy decreased to 77.3% from 92.1%, and industrial portfolio occupancy decreased to 83.0% from 84.4%. Exclusive of the Bank One Corporate Center and space recently vacated by Andersen as a result of their lease terminations, office portfolio occupancy increased to 91.6% from 91.3%.

    The Company Elects Ray H. D'Ardenne and Daniel A. Lupiani to its Board of Trustees Enhancing its Corporate Governance

    On April 14, 2003, the Company's Board of Trustees elected Ray H. D'Ardenne and Daniel A. Lupiani to fill newly created positions on the Board as independent Trustees. On April 17, 2003, Michael W. Reschke resigned from the Company's Board of Trustees. In addition, Governor James R. Thompson has informed the Company that he has decided not to seek an additional term as a member of the Board of Trustees at the Company's upcoming annual meeting.

    Capital Markets Update

    On February 19, 2003, the Company extended the maturity dates of two loans from Fleet National Bank having a combined principal amount of $32.5 million. The two loans consist of a (i) $20.0 million mezzanine loan secured by pledges of equity interests in various properties and having a previous maturity date of June 30, 2003 and
(ii) a $12.5 million mezzanine loan secured by a pledge of equity interests in the 33 West Monroe Street property and having a previous maturity date of November 15, 2003. The maturity dates for both of the loans were extended until November 15, 2004.
    On March 11, 2003, the Company closed a $195.0 million loan and retired both the existing senior and mezzanine loans secured by One IBM Plaza. The new loan has a term of three years, with two one-year extension options, and does not require any scheduled repayments of principal prior to maturity. The loan has an interest rate of 285 basis points over one-month LIBOR, with a minimum rate which results in a current effective interest rate of 5.03%.
    On March 19, 2003, the Company closed a $75.0 million mezzanine loan secured by ownership interests in BOCC. The new loan matures on January 5, 2004 with a one-year extension option provided certain conditions are satisfied, including payment of a 0.5% extension fee. The loan has a 15% interest rate with a 10% current pay, plus a 1% exit fee upon initial maturity. The new loan retired an existing mezzanine loan which bore interest at 23.0%.

    Andersen Pays Lease Termination Fees of $33.5 Million

    As previously announced, the Company and Andersen entered into agreements terminating Andersen's leases covering 579,982 square feet at 33 West Monroe Street and 76,849 square feet at One IBM Plaza. Andersen paid the Company $33.5 million in lease termination fees. As a result, after deducting outstanding receivables (including deferred rent receivable), the Company recognized income of $29.7 million from the lease terminations in the first quarter of 2003.

    Bank One Corporate Center Placed in Service

    Bank One Corporate Center was placed in service in November 2002. Located in downtown Chicago, the Class A office tower contains approximately 1.5 million rentable square feet. The Bank One, N.A. lease for 603,767 net rentable square feet commenced on January 1, 2003, the Holland & Knight lease for 121,728 net rentable square feet commenced on February 1, 2003, and the Citadel Investment Group, L.L.C. lease for 274,417 net rentable square feet commenced on April 1, 2003, which brings total occupancy to 66.6%.
    On March 19, 2003, the Company purchased its joint venture partner's interest in BOCC, making the Company the sole owner of the property. The Company paid $9.2 million for the joint venture interest, of which $1.2 million was repaid to the Company by its partner in full payment of a loan. Having sole control of the property provides the Company increased flexibility in responding to the market and aggressively pursuing additional leasing transactions.

    Net Absorption in Downtown Chicago a Positive 368,078 Square Feet; Metropolitan Chicago Market Downtown Office and Vacancy Rates
Decreases to 12.5%

    In the downtown Chicago office market, the vacancy rate decreased during the quarter to 12.5%, from 12.9% at the end of the fourth quarter 2002. Net absorption in the Central Business District was a positive 368,078 square feet for the quarter. The Chicago suburban office market vacancy rate increased to 19.4% from 17.0% at the end of the fourth quarter of 2002. The Chicago industrial market ended the quarter with a vacancy rate of 9.5% up from 9.2% at the end of the fourth quarter of 2002.

    Outstanding Obligation with Security Capital Preferred Growth
Reduced by $11.5 Million

    The Company's debt obligations with SCPG matures July 16, 2003. During the quarter, the Company utilized a portion of net proceeds from refinancing and asset sale transactions to repay $11.5 million of one of these obligations bringing the outstanding balance to $48.8 million (including accrued interest of $2.9 million) at March 31, 2003. The terms of these obligations provide for two 180-day extension periods, at the Company's option, if aggregate outstanding principal and accrued interest is not greater than $40.0 million at the date nine days prior to the date of the initial maturity and not greater than $25.0 million by 30-days prior to the end of the first extension period.
    The Company's debt obligations require compliance with various financial loan covenants including quarter end liquidity covenants. The Company was not in compliance with two covenants from a single lender related to quarter-end unrestricted cash balance requirements for two loans. In both instances, the Company received a waiver for the first quarter of 2003. The Company's ability to meet these and other covenants in the future is contingent on our ability to execute certain possible capital transactions and on our future financial results. In addition, if the SCPG obligation is not extended, SCPG's default remedies, including the foreclosure upon our pledges and mortgages of certain of the direct and indirect equity interests of the Company's operating partnership in various properties, may also hinder the Company's ability to meet the minimum quarter end cash requirements and other financial loan covenants. Management continues to pursue various capital transactions, which, if consummated in sufficient amounts, would provide the necessary cash proceeds to meet these covenant requirements, in addition to the repayment of part or all of the SCPG debt. If the necessary capital transactions are not consummated, or the proceeds of capital transactions are not sufficient to allow us to meet certain covenants or to exercise an option to extend the maturity date of the SCPG obligation, management intends to seek waivers or modifications from the lenders.

    Conference Call Information

    Prime Group Realty Trust has scheduled a conference call for Wednesday, May 14, 2003 at 12:00 p.m. (EST) to discuss Company results for the first quarter ended March 31, 2003. Investors and interested parties may listen to the call via a live webcast accessible on the Company's web site at www.pgrt.com. To listen, please register and download audio software on the site at least fifteen minutes prior to the start of the call. The webcast will be archived on the site until June 16, 2003.
    To participate via teleconference, please call 800.473.6123 at least five minutes prior to the beginning of the call. If you are calling from outside North America, please call 973.582.2706. A replay of the call will be available through May 21, 2003 by calling
877.519.4471 and referencing passcode 3896278. If calling outside of North America, please call 973.341.3080.

    In addition to the information provided in this press release, the Company publishes a quarterly "Supplemental Financial and Operating Statistics" package. The supplemental information package and the information contained in this press release can be found on the Company's web site under "Investor Information," and as part of a current report on Form 8-K furnished to the Securities and Exchange Commission.

    About the Company

    Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 15 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company owns 202.1 acres of developable land and joint venture interests in two office properties containing an aggregate of
1.3 million net rentable square feet.

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates" "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                                    Three Months ended
                                                         March 31
                                                       2003     2002
                                                    ------------------
Revenue:
  Rental                                             $26,218  $24,240
  Lease termination fees                              29,712      667
Tenant reimbursements                                 15,382   13,970
Other property revenues                                1,342    1,460
Services Company revenue                                 658    1,431
                                                    ------------------
Total revenue                                         73,312   41,768

Expenses:
Property operations                                   11,735   10,793
Real estate taxes                                     10,180    9,410
Depreciation and amortization                          9,482    7,167
General and administrative                             2,320    1,975
Services Company operations                              560    1,135
Provision for asset impairment                             -    5,171
Strategic alternative costs                               53      262
                                                    ------------------
Total expenses                                        34,330   35,913
                                                    ------------------

Operating income                                      38,982    5,855
Other income                                             496      837
  Interest:
    Expense                                          (15,299)  (8,661)
    Amortization of deferred financing costs          (1,622)    (694)
                                                    ------------------
Income (loss) from continuing operations before
 minority interests                                   22,557   (2,663)
Minority interests                                    (8,358)   3,585
                                                    ------------------
Income from continuing operations                     14,199      922
Discontinued operations, net of minority interests
 of $(474) and $12,882 in 2003 and 2002,
 respectively                                            672  (18,714)
                                                    ------------------
Income (loss) before loss on sales of real estate 14,871 (17,792) Loss on sales of real estate, net of minority
 interests of $218 in 2002                                 -     (315)
                                                    ------------------
Net income (loss)                                     14,871  (18,107)
Net income allocated to preferred shareholders        (2,250)  (3,199)
                                                    ------------------
Net income (loss) available to common shareholders   $12,621 $(21,306)
                                                    ==================

Basic and diluted earnings available to common
 shares per weighted-average common share:
Income (loss) from continuing operations               $0.76   $(0.15)
Discontinued operations, net of minority interests 0.04 (1.19) Loss on sales of real estate, net of minority
 interests                                                 -    (0.02)
                                                    ------------------
Net income (loss) available per weighted-average
 common share of beneficial interest -basic and
 diluted                                               $0.80   $(1.36)
                                                    ==================



   GAAP Reconciliation of Net Income (Loss) to Funds from Operations and Operating Funds from Operations
          (Dollars in thousands, except per share/unit data)
                              (Unaudited)

                                                    Three Months Ended
                                                         March 31
                                                       2003     2002
                                                    ------------------

Net income (loss)                                    $14,871 $(18,107)
Adjustments to reconcile to Funds from Operations:
 Real estate depreciation and amortization             9,121    7,034
 Amortization of costs for leases assumed                320      163
 Share of joint venture real estate depreciation and
   amortization                                          854      843
 Loss on sale of operating property, net of minority
  interests                                                -      107
 Adjustments for discontinued operations:
     Real estate depreciation and amortization           555    2,421
     Provision for impairment on operating real
      estate                                               -   33,634
     Minority interests                                  474  (12,882)
 Minority interests                                    8,358   (3,585)
 Income allocated to preferred shareholders           (2,250)  (3,199)
                                                    ------------------
Funds from Operations (1), (2)                        32,303    6,429
 Adjustments to reconcile to Operating Funds from
  Operations:
 Adjustment for discontinued operations               (1,701)  (4,459)
 Strategic alternatives                                   53      262
 Adjustment for provision for impairment on non-
  operating real estate                                    -    5,171
 Loss on sale of land                                      -      208
                                                    ------------------
Operating Funds from Operations(2)                   $30,655   $7,611
                                                    ==================


FFO  per common share of beneficial interest:
        Basic and Diluted                                $1.21  $0.24
                                                        ==============
Operating FFO per common share of beneficial interest:
        Basic and Diluted                                $1.15  $0.29
                                                        ==============
Weighted average shares/units of beneficial interest:
        Basic and Diluted                               26,747 26,512
                                                        ==============

(1) Funds from Operations and Operating Funds from Operations are non-GAAP financial measures. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties (which we believe includes impairments on operating real estate), and after comparable adjustments for unconsolidated joint ventures and discontinued operations. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. The Company utilizes FFO and Operating FFO as performance measures. The Company believes that FFO and Operating FFO provide useful information to investors regarding the Company's performance as FFO provides investors with additional means of comparing the Company's operating performance with the operating performance of its competitors, and Operating FFO excludes items which the Company believes are not reflective of the Company's core and continuing operations. FFO and Operating FFO are not representative of cash flow from operations, are not indicative that cash flows are adequate to fund all cash needs and should not be considered as alternatives to cash flows as a measure of liquidity. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO and Operating FFO.

(2) Funds from Operations includes results from discontinued operations, including revenues, property operations expense, real estate taxes expense and interest expense. Operating Funds from Operations excludes these amounts.



                      Consolidated Balance Sheets
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                                 March 31  December 31
                                                   2003       2002
                                                ----------------------
Assets
Real estate, at cost:
 Land                                             $169,054   $183,891
 Building and improvements                         973,475  1,032,669
 Tenant improvements                               109,765    111,547
 Furniture, fixtures and equipment                  10,245     10,218
                                                ----------------------
                                                 1,262,539  1,338,325
 Accumulated depreciation                         (109,447)  (110,387)
                                                ----------------------
                                                 1,153,092  1,227,938
 Property held for or under development             20,151     20,158
                                                ----------------------
                                                 1,173,243  1,248,096

Property held for sale (including $1,968 of
 restricted cash escrows)                           81,388          -
Investments in unconsolidated entities               1,242      1,440
Cash and cash equivalents                            7,116     15,800
Receivables, net of allowance of $2,077 and
 $1,867 at March 31, 2003 and December 31, 2002,
 respectively:
   Tenant                                            2,314      1,595
   Deferred rent                                    20,148     22,351
   Other                                               519      2,453
Restricted cash escrows                             79,831     58,933
Deferred costs, net                                 54,823     53,943
Other                                                3,997      3,987
                                                ----------------------
Total assets                                    $1,424,621 $1,408,598
                                                ======================

Liabilities and Shareholders' Equity
Mortgages and notes payable                       $612,326   $671,340
Mortgage note payable related to property held
 for sale                                           64,306          -
Bonds payable                                       24,900     24,900
Construction financing                             229,617    208,198
Accrued interest payable                             6,179     21,818
Accrued real estate taxes                           32,353     36,642
Accrued tenant improvement allowances               26,011     33,172
Accounts payable and accrued expenses               18,592     16,981
Construction costs payable, including retention
 of $4,467 and $5,034 at March 31, 2003 and
 December 31, 2002, respectively                     8,262     12,896
Liabilities for leases assumed                      18,108     21,692
Deficit investment in unconsolidated entity          5,382      4,223
Other                                               10,255     10,654
                                                ----------------------
Total liabilities                                1,056,291  1,062,516
Minority interests:
 Operating Partnership                             107,475     98,643
 Other                                                   -      2,000
Shareholders' equity:
 Preferred Shares, $0.01 par value; 30,000,000
  shares authorized:
   Series B - Cumulative Redeemable Preferred
    Shares, 4,000,000 shares designated, issued
    and outstanding at March 31, 2003 and
    December 31, 2002                                   40         40
 Common Shares, $0.01 par value; 100,000,000
  shares authorized; and 15,689,623 shares
  issued and outstanding at March 31, 2003 and
  December 31, 2002                                    157        157
 Additional paid-in capital                        330,379    330,327
 Accumulated other comprehensive loss               (5,515)    (6,008)
 Distributions in excess of earnings               (64,206)   (79,077)
                                                ----------------------
Total shareholders' equity                         260,855    245,439
                                                ----------------------
Total liabilities and shareholders' equity      $1,424,621 $1,408,598
                                                ======================



              GAAP Reconciliation of Operating Income to
                    Same-Store Net Operating Income
                              (Unaudited)

                              Three months ended March 31, 2003
                       -----------------------------------------------
                                           Total    Corporate/
                                         Same-store Operating
                       Office Industrial Properties Partnership  Total
                       -----------------------------------------------
                                   (dollars in thousands)

Operating income (loss)$40,862   $816     $41,678   $(2,696)  $38,982

Properties not held in
 both periods          (2,867)    (14)     (2,881)        -    (2,881)
                       -----------------------------------------------

Same-store operating
 income (loss)         37,995     802      38,797    (2,696)   36,101

Less:
Lease termination
 fees                 (29,712)      -     (29,712)        -   (29,712)
Services Company
 revenues                   -       -           -      (658)     (658)
Depreciation and
 amortization           6,338   1,367       7,705       421     8,126
General and
 administrative             -       -           -     2,320     2,320
Services Company
 operations                 -       -           -       560       560
Strategic alternative
 costs                      -       -           -        53        53
Straight-line rent
 adjustment              (492)    (72)       (564)        -      (564)
                       -----------------------------------------------

Same-store net
 operating income(1)  $14,129  $2,097     $16,226        $-   $16,226
                      ================================================

                              Three months ended March 31, 2002
                       -----------------------------------------------
                                           Total    Corporate/
                                         Same-store Operating
                       Office Industrial Properties Partnership  Total
                       -----------------------------------------------
                                   (dollars in thousands)

Operating income
 (loss)               $12,001  $1,152     $13,153   $(7,298)   $5,855

Properties not held in
 both periods             173      30         203         -       203
                       -----------------------------------------------

Same-store operating
 income (loss)         12,174   1,182      13,356    (7,298)    6,058

Less:
Lease termination fees   (667)      -        (667)        -      (667)
Services Company
 revenues                   -       -           -    (1,431)   (1,431)
Depreciation and
 amortization           5,643   1,339       6,982       186     7,168
General and
 administrative             -       -           -     1,975     1,975
Services Company
 operations                 -       -           -     5,171     5,171
Provision for asset
 impairment                 -       -           -     1,135     1,135
Strategic alternative
 costs                      -       -           -       262       262
Straight-line rent
 adjustment            (1,163)   (283)     (1,446)        -    (1,446)
                       -----------------------------------------------

Same-store net
 operating income     $15,987  $2,238     $18,225        $-   $18,225
                      ================================================

Percentage increase
 (decrease):
Same-store operating
 income                 212.1%  (32.1)%     190.5%
                       ============================

Same-store net
 operating income      (11.6)%   (6.3)%    (11.0)%
                       ============================

(1) Same-store net operating income is a non-GAAP financial measure. The Company computes same-store net operating income by excluding lease termination fee income, depreciation and amortization, and the effects of corporate changes and straight-line rent from same-store net operating income, which is derived by excluding GAAP results attributable to properties not held in both periods presented for comparison from GAAP operating income (loss). The Company believes that the exclusion of the items described above from same-store net operating income provides investors with a meaningful comparison of income generated by the Company's properties from quarter to quarter. The Company believes that operating income is the most directly comparable GAAP financial measure to same-store net operating income.


Leasing Activity Summary (1)
March 31, 2003

New Leasing By Quarter

FIRST QUARTER 2003  Downtown  Suburban   Total   Industrial   Total
NEW LEASING         Office(1)  Office    Office             Portfolio
                    --------------------------------------------------

 1/1/2003 Net
           Rentable 5,539,643 1,686,176 7,225,819 3,874,712 11,100,531
          Net
3/31/2003  Rentable 7,046,344 1,685,719 8,732,063 3,874,712 12,606,775
 1/1/2003 Leased SF 5,251,926 1,426,959 6,678,885 3,270,585  9,949,470
 1/1/2003 Occupied
           SF       5,228,992 1,425,770 6,654,762 3,270,585  9,925,347
3/31/2003 Leased SF 5,631,193 1,443,825 7,075,018 3,214,979 10,289,997
3/31/2003 Occupied
           SF       5,316,615 1,432,158 6,748,773 3,214,979  9,963,752
          Number of
           Move Outs       10         2        12         2         14
          SF of Move
           Outs       716,353     3,106   719,459    55,606    775,065
          Number of
           New Leases       9         2        11         -         11
          SF of New
           Leasing     73,131    13,040    86,171         -     86,171
 1/1/2003 Leased %      94.8%     84.6%     92.4%     84.4%      89.6%
 1/1/2003 Occupied %    94.4%     84.6%     92.1%     84.4%      89.4%
3/31/2003 Leased %      79.9%     85.7%     81.0%     83.0%      81.6%
3/31/2003 Occupied %    75.5%     85.0%     77.3%     83.0%      79.0%

Renewal/Expansion Leasing by Quarter

FIRST QUARTER 2003   Downtown  Suburban    Total  Industrial   Total
RENEWAL/EXPANSION     Office    Office    Office             Portfolio
 LEASING             -------------------------------------------------

Number of Renewals         12         6        18         1         19
SF up for Renewal(2)  803,600    15,881   819,481    20,480    839,961
SF of Leases Renewed   87,247    12,775   100,022    20,074    120,096
Renewal Percentage (3)  11.0%     84.5%     12.4%     98.0%      14.3%
Old Net Rent            $9.60    $15.56    $10.36     $6.10      $9.65
Renewal Net Rent
 Average               $12.03    $13.95    $12.28     $6.38     $11.29
Percentage Increase
 in Rent                25.4%    -10.4%     18.5%      4.6%      17.0%
Number of Expansions        2         1         3         -          3
SF of Expansions          975     5,659     6,634         -      6,634

(1) 3/31/03 Downtown Office totals include Bank One Corporate Center

(2) SF up for Renewal excludes tenants in bankruptcy and includes renewals in this period of leases originally set to expire in future periods.

(3) SF up for Renewal includes square footage associated with Arthur Andersen LLP's lease termination. Exclusive of the termination, the Downtown Office, Total Office and Total Portfolio renewal percentages would be 63.3%, 65.2% and 65.0%, respectively.

    CONTACT: Prime Group Realty Trust
             Chairman of the Board
             Stephen J. Nardi, 312/917-1300
             or
             Co-President and Chief Financial Officer
             Louis G. Conforti, 312/917-1300